Exhibit 5.5

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with (a) the report entitled “Technical Report on the Denison Mines Inc. Uranium Properties, Saskatchewan, Canada” dated November 21, 2005, as amended on February 16, 2006, (b) the report entitled “Technical Report on the Mineral Resource Estimate for the McClean North Uranium Deposits, Saskatchewan” dated January 31, 2007 and (c) the report entitled “Technical Report on the Sue D Uranium Deposit Mineral Resource Estimate, Saskatchewan, Canada” dated March 31, 2006, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: April 6, 2020

By:	/s/ Richard E. Routledge
Richard E. Routledge, M.Sc., P.Geo.
Associate Principal Geologist
Roscoe Postle Associates Inc.